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                                                                    Exhibit 23.2


To the Board of Directors and Stockholders of Fresenius Medical Care Holdings, Inc.


We consent to the use of our report included herein and to the references to our firm under the headings "Selected Historical Financial Data of FMCH" and "Experts" in the Registration Statement.





KPMG LLP


/S/KPMG LLP



Boston, Massachusetts
August 23, 2001